Filed Pursuant to Rule 433

Registration Nos.: 333-230960 and 333-230960-02

$1.25bn Nissan Auto Lease Trust (NALT) 2019-B

Joint Leads:    SocGen (str), BofAML, HSBC, and SMBC

Co-Managers:    BNP, Lloyds, TD, SB

CLS	AMT ($mm)	WAL	MDYS/S&P	L.FIN	BENCH	SPD	YIELD	CPN	PRICE
A1	169.000	0.27	P-1/A-1+	07/15/20	IntL	-1	2.28222%	2.28222%	100.00000
A2A	285.450	1.09	Aaa/AAA	10/15/21	EDSF	27	2.289%	2.27%	99.99125
A2B	233.550	1.09	Aaa/AAA	10/15/21	1ML	27			100.00000
A3	456.000	1.82	Aaa/AAA	07/15/22	EDSF	39	2.284%	2.27%	99.99432
A4	106.000	2.31	Aaa/AAA	04/15/25	IntS	44	2.311%	2.29%	99.97764

Transaction Details:

Exp. Pricing	: PRICED	Registration	: SEC Registered
Exp. Settle	: 07/24/19	Pricing Speeds	: 75% PPC to Maturity
First Pay	: 08/15/19	ERISA Eligible	: Yes
Exp. Ratings	: Moody’s, S&P	Min Denoms	: $25k x $1k
BBG Ticker	: NALT 2019-B	B&D	: SocGen

Transaction Materials:

*  Prelim Prospectus, Ratings FWP, IntexNet CDI (Attached)

*  Intex Deal Name: socnalt19b    Password: KVAB

*  www.dealroadshow.com    Password: NALT19B

CLASS	CUSIP	ISIN
A1	65478LAA7	US65478LAA70
A2A	65478LAB5	US65478LAB53
A2B	65478LAC3	US65478LAC37
A3	65478LAD1	US65478LAD10
A4	65478LAE9	US65478LAE92

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